Exhibit 4.1

Performance and Restricted Share Unit Plan
for Employees of Algonquin Power & Utilities Corp.
and its Participating Affiliates

Adopted with effect from January 1, 2011, as amended March 6, 2014

1.            PREAMBLE AND DEFINITIONS

1.1	Title and Conflict.

The Plan described in this document shall be called the “Performance and Restricted Share Unit Plan for Employees of Algonquin Power & Utilities Corp. and its Participating Affiliates”.

In the event of any conflict or inconsistency between the Plan described in this document and the Award Agreement (as defined below), the terms and conditions of the Award Agreement shall prevail.

The Plan shall be governed and interpreted in accordance with the laws of the Province of Ontario.

1.2	Purpose of the Plan.

The purposes of the Plan are:

(i)	to promote a significant alignment between employees of the Corporation and the participating Affiliates and the growth objectives of the Corporation and the participating Affiliates;

(ii)	to associate a portion of participating employees’ compensation with the performance of the Corporation and its participating Affiliates over the long term; and

(iii)	to attract and retain the critical employees to drive the business success of the Corporation and its participating Affiliates.

1.3	Definitions.

1.3.1	“Account” has the meaning set out in Section 5.1.

1.3.2
“Affiliate” means any corporation, partnership or other entity (i) in which the Corporation, directly or indirectly, has majority ownership interest or (ii) which the Corporation controls. For the purposes of this definition, the Corporation is deemed to “control” such corporation, partnership or other entity if the Corporation possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, partnership or other entity, whether through the ownership of voting securities, by contract or otherwise.

1.3.3
“Applicable Law” means any applicable provision of law, domestic or foreign, including, without limitation, applicable securities and tax legislation, together with all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder, and Stock Exchange Rules.

1.3.4
“Award Agreement” means the written or electronic agreement between the Corporation and a Participant under which the terms of an award are established, as contemplated by Section 4.1, together with such schedules, amendments, deletions or changes thereto as are permitted under the Plan.

1.3.5	“Award Date” means the effective date of a grant of PSUs or RSUs, as applicable, to a Participant as stated in the applicable Award Agreement.

1.3.6	“Award PSUs” means the number of PSUs awarded to a Participant in respect of a Performance Period and as stated in the applicable Award Agreement.

1.3.7	“Award RSUs” means the number of RSUs awarded to a Participant in as stated in the applicable Award Agreement.

1.3.8
“Award Value” means the value, in dollars, of an award made to a Participant and as stated in the applicable Award Agreement, which is provided under the Plan in the form of PSUs or RSUs, as the case may be.

1.3.9	“Board” means the Board of Directors of the Corporation.

1.3.10	“Change in Control” shall be deemed to have occurred for purposes of this Plan if:

(i)
there is any change in the holding, directly or indirectly, of securities of the Corporation (or the participating Affiliate by which the applicable Participant is employed) or of any voting rights attached to any securities of the Corporation (or the participating Affiliate by which the applicable Participant is employed), as a result of which any corporation or other person, or a group of corporations or persons acting in concert, or corporations or persons associated with or affiliated with any such corporation, person or group within the meaning of the Securities Act (Ontario), would be entitled to cast 50% or more of the votes attached to all shares of the Corporation (or the participating Affiliate by which the applicable Participant is employed) that may be cast to elect directors of the Corporation (or the participating Affiliate by which the applicable Participant is employed); or

(ii)
Incumbent Directors cease to constitute a majority of the Board of the Corporation (for the purposes of this paragraph, an “Incumbent Director” shall mean any member of the Board who is a member of the Board immediately prior to the occurrence of a contested election of directors of the Corporation); or

(iii)
the Board adopts a resolution to the effect that, for the purposes of this Plan, a Change in Control of the Corporation (or the participating Affiliate by which the applicable Participant is employed) has occurred, or that such a Change in Control is imminent, in which case, the date of the Change in Control shall be deemed to be the date specified in such resolution, provided that the Change in Control actually occurs.

1.3.11
“Committee” means, in relation to Awards to Participants other than members of the Senior Management Committee, the Senior Management Committee and, in relation to Awards to any member of the Senior Management Committee, the Board or such committee of the Board which may be designated by the Board as the “Committee” with respect to such Awards.

1.3.12	“Corporation” means Algonquin Power & Utilities Corp. and any successor corporation, whether by amalgamation, merger or otherwise.

1.3.13
“Disability” means a physical or mental incapacity of the Participant that has prevented the Participant from performing the duties customarily assigned to the Participant for one hundred and eighty (180) calendar days, whether or not consecutive, out of any twelve (12) consecutive months and that in the opinion of the Corporation, acting on the basis of advice from a duly qualified medical practitioner, is likely to continue to a similar degree.

1.3.14	“Dividend Equivalent Units” has the meaning set out in Section 5.2.

1.3.15	“Insider” has the meaning ascribed to this term for the purposes of the Stock Exchange rules relating to Securities-Based Compensation Arrangements.

1.3.16
“Market Value” at any date in respect of the Shares means the volume weighted average trading price of such Shares on the Toronto Stock Exchange (or, if such Shares are not then listed and posted for trading on the Toronto Stock Exchange, on such stock exchange in Canada on which such Shares are listed and posted for trading as may be selected for such purpose by the Committee) for the five (5) consecutive trading days immediately preceding such date, provided that in the event that such Shares did not trade on any of such trading days, the Market Value shall be the average of the bid and ask prices in respect of such Shares at the close of trading on all of such trading days and provided that in the event that such Shares are not listed and posted for trading on any stock exchange, the Market Value shall be the fair market value of such Shares as determined by the Committee in its sole discretion.

1.3.17	“Participant” means such executive or other employee of the Corporation or any Affiliate as the Committee may designate to receive a grant of PSUs or RSUs under the Plan pursuant to an Award Agreement

1.3.18	“Performance Adjustment Factor” means the performance adjustment factor (either upwards or downwards) calculated following the end of the Performance Period in accordance with the Award Agreement.

1.3.19
“Performance Criteria” means, in respect of a grant of a PSU, such financial and/or personal performance criteria as may be determined by the Committee in respect of a grant of PSUs to any Employee or Employees and set out in an Award Agreement. Performance Criteria may apply to the Corporation, an Affiliate, the Corporation and its Affiliates as a whole, a business unit of the Corporation or group comprised of the Corporation and one or more Affiliates, either individually, alternatively or in any combination, and measured either in total, incrementally or cumulatively over a specified Performance Period, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparator group.

1.3.20
“Performance Period” means, in respect of a grant of a PSU, the particular designated time period(s) in respect of which the Performance Criteria are assessed and determined to be satisfied by the Committee in order for such PSU to become a Vested PSU as set forth in the Award Agreement applicable to such grant.

1.3.21
“Period of Absence” means, with respect to a Participant, a period of time that lasts for at least ninety (90) days throughout which the Participant is on a leave of absence from the Corporation or an Affiliate that has been approved by the Corporation or Affiliate, as applicable, a Statutory Leave, or is experiencing a Disability.

1.3.22
“Plan” means this Performance and Restricted Share Unit Plan for Employees of Algonquin Power & Utilities Corp. and its Participating Affiliates, including any schedules or appendices hereto, as such may be amended from time to time and as attached to an Award Agreement.

1.3.23
“PSU Balance” in respect of any particular date means the number of PSUs recorded in a Participant’s Account in respect of a particular Performance Period, which shall include the PSU Award plus all Dividend Equivalent Units in respect of such PSUs.

1.3.24
“PSU” means a unit granted to a Participant that is represented by a bookkeeping entry on the books of the Corporation, the value of which on any particular date shall be equal to the Market Value and which generally becomes Vested, if at all, subject to the attainment of certain Performance Criteria and satisfaction of such other conditions to Vesting, if any, as may be determined by the Committee.

1.3.25
“RSU” means a unit granted to a Participant that is represented by a bookkeeping entry on the books of the Corporation, the value of which on any particular date shall be equal to the Market Value and which generally becomes Vested, if at all, following a period of continuous employment of the Participant with the Corporation or an Affiliate.

1.3.26
“Securities-Based Compensation Arrangement” means a stock option, stock option plan, employee stock purchase or ownership plan or any other compensation or incentive mechanism of the Corporation involving the issuance or potential issuance, from treasury, of Shares or other securities of the Corporation to employees, insiders or service providers, including a share purchase from treasury which is financially assisted by the Corporation by way of a loan, guarantee or otherwise.

1.3.27
“Senior Management Committee” means the Chief Executive Officer of the Corporation with the input of the Chief Financial Officer of the Corporation and the President of the Corporation or, in relation to an Award to a Participant employed by a participating Affiliate, the President of such Affiliate, or such other committee or individuals which may be appointed by the Chief Executive Officer of the Corporation to, among other things, interpret, administer and implement the Plan in relation to Awards to Participants other than the members of the Senior Management Committee.

1.3.28
“Share” means a common share of the Corporation and such other share as may be substituted for it as a result of amendments to the articles of the Corporation, arrangement, reorganization or otherwise, including any rights that form a part of the common share or substituted share.

1.3.29
“Statutory Leave” means, with respect to a Participant, a period of time throughout which the Participant is on a leave of absence to which he or she is entitled under applicable legislation and following which he or she has the right, pursuant to such legislation, to return to active employment with the Corporation or an Affiliate.

1.3.30
“Stock Exchange” means the Toronto Stock Exchange, or if the Shares are not listed on the Toronto Stock Exchange, such other stock exchange on which the Shares are listed, or if the Shares are not listed on any stock exchange, then on the over-the-counter market.

1.3.31	“Stock Exchange Rules” means the applicable rules of the Stock Exchange.

1.3.32
“Vested” means the applicable conditions for payment or other settlement in relation to a whole number, or a percentage (which may be more or less than 100%) of the number of Award PSUs or Award RSUs determined by the Committee, (i) have been met; or (ii) have been waived or deemed to be met pursuant to the terms of the Plan or the applicable Award Agreement, and “Vest” or “Vesting” have a corresponding meaning

1.3.33
“Vesting Date” means, with respect to a PSU or RSU, the date on which the applicable conditions for payment or other settlement of such PSU or RSU are met, deemed to have been met or waived as contemplated in Section 1.3.32.

2.            CONSTRUCTION AND INTERPRETATION

2.1	Gender, Singular, Plural. In the Plan, references to the masculine include the feminine; and references to the singular shall include the plural and vice versa, as the context shall require.

2.2
Governing Law.  The Plan shall be governed and interpreted in accordance with the laws of the Province of Ontario and any actions, proceedings or claims in any way pertaining to the Plan shall be commenced in the courts of the Province of Ontario.

2.3
Severability.  If any provision or part of the Plan is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof.

2.4
Headings, Sections.  Headings wherever used herein are for reference purposes only and do not limit or extend the meaning of the provisions herein contained.  A reference to a section or schedule shall, except where expressly stated otherwise, mean a section or schedule of the Plan, as applicable.

3.            EFFECTIVE DATE AND EMPLOYMENT RIGHTS

3.1	Effective Date. The Corporation is establishing the Plan effective January 1, 2011.

3.2
No Employment Rights.  Nothing contained in the Plan shall be deemed to give any person the right to be retained as an employee of the Corporation or of an Affiliate.  For greater certainty, a period of notice, if any, or payment in lieu thereof, upon termination of employment, wrongful or otherwise, shall not be considered as extending the period of employment for the purposes of the Plan.

4.            PSU AND RSU GRANTS AND PERFORMANCE PERIODS

4.1	Awards of PSUs and RSUs. The Plan shall be administered by the Committee.

The Committee shall have the authority in its sole and absolute discretion to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan subject to and not inconsistent with the express provisions of this Plan, including, without limitation, the authority to:

4.1.1	determine the Award Value for each award under an Award Agreement;

4.1.2	make grants of PSUs and RSUs in respect of any award under an Award Agreement;

4.1.3	determine the Award Date for grants of PSUs and RSUs, if not the date on which the Committee determines to make such grants under an Award Agreement;

4.1.4	determine the Participants to whom, and the time or times at which, awards shall be made and PSUs and RSUs shall be granted under an Award Agreement;

4.1.5	approve or authorize the applicable form and terms of the related Award Agreements;

4.1.6
determine the terms and conditions of awards, and grants of PSUs and RSUs in respect thereof, to any Participant, including, without limitation the following, (A) the number of PSUs and RSUs to be granted; (B) the Performance Period(s) applicable to PSUs; (C) the Performance Criteria applicable to PSUs and any other conditions to the Vesting of any PSUs and RSUs granted hereunder; (D) the conditions, if any, upon which Vesting of any PSUs or RSUs will be waived or accelerated without any further action by the Committee; (E) the extent to which the Performance Criteria must be achieved in order for any PSUs to become Vested PSUs and the multiplier, if any, that will be applied to determine the number of PSUs that become Vested PSUs having regard to the achievement of the Performance Criteria; (F) the circumstances in which a PSU or RSU shall be forfeited, cancelled or expire; (G) the consequences of a termination of employment with respect to a PSU or RSU; (H) the manner of settlement of Vested PSUs and Vested RSUs; and (I) whether and the terms upon which any Shares delivered upon settlement of a PSU or RSU must continue to be held by a Participant for any specified period;

4.1.7
determine whether and the extent to which any Performance Criteria applicable to the Vesting of a PSU or other conditions applicable to the Vesting of a PSU or RSU have been satisfied or shall be waived or modified;

4.1.8
amend the terms of any outstanding Award Agreement provided, however, that no such amendment, shall be made at any time to the extent such action would materially adversely affect the existing rights of a Participant with respect to any then outstanding PSU or RSU related to such Award Agreement without his or her consent in writing and provided further, however, that the Committee may amend the terms of an Award Agreement without the consent of the Participant if complying with Applicable Law;

4.1.9	determine whether, and the extent to which, adjustments shall be made pursuant to Section 5.3 and the terms of any such adjustments;

4.1.10	interpret the Plan and Award Agreements;

4.1.11	prescribe, amend and rescind such rules and regulations and make all determinations necessary or desirable for the administration and interpretation of the Plan and Award Agreements;

4.1.12	determine the terms and provisions of Award Agreements (which need not be identical) entered into in respect of awards hereunder; and

4.1.13	make all other determinations deemed necessary or advisable for the administration of the Plan.

4.2	Eligibility and Award Determination.

4.2.1
In determining the Participants to whom awards may be made and the Award Value (and accordingly the number of PSUs and RSUs to be granted) for each award (subject, in the case of PSUs, to adjustment based on achievement of Performance Criteria), the Committee may take into account such factors as it shall determine in its sole and absolute discretion.

4.2.2
The PSUs granted to a Participant for a Performance Period shall be determined by dividing the Award Value determined for the Participant for such Performance Period by the Market Value as at the end of the calendar quarter immediately preceding the Award Date, rounded down to the next whole number.

4.2.3
The RSUs granted to a Participant shall be determined by dividing the Award Value of an award to be provided to the Participant in the form of RSUs by the Market Value as at the end of the calendar quarter immediately preceding the Award Date, rounded down to the next whole number.

4.2.4
For greater certainty and without limiting the discretion conferred on the Committee pursuant to this Section, the Committee’s decision to approve a grant of PSUs in any Performance Period, or any grant of RSUs shall not entitle any Participant to an award of PSUs in respect of any other Performance Period or any future grant of RSUs; nor shall the Committee’s decision with respect to the size or terms and conditions of an award require it to approve an award of the same or similar size or with the same or similar terms and conditions to any Participant at any other time.  No Participant has any claim or right to receive an award or any PSUs or RSUs.

4.2.5
An Award Agreement shall set forth, among other things, the following: the Award Date of the award evidenced thereby; the number of PSUs or RSUs, as applicable, granted in respect of such award; the Performance Criteria applicable to PSUs and any other conditions to the Vesting of the PSUs or RSUs, as applicable; in the case of PSUs, the applicable Performance Period; and may specify such other terms and conditions as the Committee shall determine or as shall be required under any other provision of the Plan.  The Committee may include in an Award Agreement terms or conditions pertaining to confidentiality of information relating to the Corporation’s operations or businesses which must be complied with by a Participant including as a condition of the grant or Vesting of PSUs or RSUs.

4.3
PSUs and RSUs.  Each whole PSU and RSU will give a Participant the right to receive either a Share or a cash payment, as determined by the Committee, in an amount determined in accordance with the terms of the Plan and the applicable Award Agreement.  For greater certainty, a Participant shall have no right to receive Shares or a cash payment with respect to any PSUs or RSUs that do not become Vested PSUs or RSUs, as the case may be, under Article 7.

5.            ACCOUNTS, DIVIDEND EQUIVALENTS AND REORGANIZATION

5.1
Account.  An account (“Account”) shall be maintained by the Corporation for each award made to each Participant pursuant to an Award Agreement and which will be credited with an opening balance equal to the Award PSUs and/or Award RSUs granted pursuant to such Award Agreement.  PSUs or RSUs that fail to vest pursuant to Article 7, or that are paid out to the Participant or his legal representative, shall be cancelled and shall cease to be recorded in the Participant’s Account as of the date on which such PSUs or RSUs, as applicable, are forfeited or cancelled under the Plan or are paid out, as the case may be.

5.2
Dividend Equivalent Units.  Whenever cash dividends are paid on the Shares during the Performance Period applicable to a particular Award Agreement, additional PSUs or RSUs, as applicable, will be credited to the Participant’s Account in accordance with this Section 5.2 (“Dividend Equivalent Units”).  The number of such additional PSUs or RSUs to be credited to the Participant’s Account in respect of any particular dividend paid on the Shares will be calculated by dividing (i) the amount of the cash dividend that would have been paid to the Participant if each of the PSUs and RSUs recorded in the Participant’s Account as at the record date for the cash dividend had been Shares by (ii) the Market Value on the date on which the dividend is paid on the Shares.  Dividend Equivalent Units shall Vest and be paid at the same time as the PSUs or RSUs, as applicable, to which they relate and shall be considered to be designated as payable in Shares or in cash as the related PSUs  or RSUs in the Participant’s Account are so designated.

5.3
Adjustments.  In the event of any stock dividend, stock split, combination or exchange of shares, capital reorganization, consolidation, spin‑off or other distribution (other than normal cash dividends) of the Corporation’s assets to shareholders, or any other similar changes affecting the Shares, proportionate adjustments to reflect such change or changes shall be made with respect to the number of PSUs and RSUs outstanding under the Plan, or securities into which the Shares are changed or are convertible or exchangeable and as may be substituted for Shares under this Plan, on a basis proportionate to the number of PSUs  and RSUs in the Participant’s Account or some other appropriate basis, all as determined by the Committee in its sole discretion.

6.            FUNDING OF PSU AWARDS BY SHARE PURCHASES OR ISSUANCES

6.1	Maximum Number of Shares Issuable from Treasury. The maximum number of Shares that are issuable under the Plan to pay awards under the Plan shall be an aggregate of 500,000 Shares.

6.2
Purchases of Shares on Open Market.  Any purchases of Shares pursuant to the Plan shall be made on the open market by a broker designated by the Corporation who is independent of the Corporation in accordance with Stock Exchange Rules and who is a member of the Stock Exchange.  Subject to the foregoing part of this Section 6.1, any such designation may be changed from time to time.

6.3
Issuances of Shares from Treasury. Any issuances of Shares from treasury to pay awards as contemplated by Section 7.3 shall be issued at a price per Share equal to the Market Value on the date of issuance.

6.4	Insider Participation Limit. Awards under the Plan shall not be paid in Shares issued from treasury if, at the time of such issuance, such issuance could result, at any time, in:

6.4.1
the number of Shares reserved for issuance to Insiders under the Plan, together with Shares reserved for issuance to Insiders under all other Securities-Based Compensation Arrangements, exceeding 10% of the issued and outstanding Shares; or

6.4.2
the issuance to Insiders, within a one year period, of a number of Shares under the Plan, together with Shares that may be issued to Insiders under all other Securities-Based Compensation Arrangements, exceeding 10% of the issued and outstanding Shares.

7.            VESTING AND PAYMENT OF PSU AWARDS

7.1
Vesting of PSUs.  Upon the first day immediately following the end of the Performance Period, the PSU’s represented by the PSU Balance as at such date shall vest, with the number of Vested PSUs being equal to the PSU Balance as at such date multiplied by the Performance Adjustment Factor as determined by the Committee in accordance with the Award Agreement. For certainty, in the event the Performance Adjustment Factor is equal to zero, no PSU’s will vest. Except where the context requires otherwise, each PSU which vests pursuant to Article 7 shall be referred to herein as a Vested PSU. PSUs which do not become Vested PSUs in accordance with this Article 7 shall be forfeited by the Participant and the Participant will have no further right, title or interest in such PSUs.  The Participant waives any and all right to compensation or damages in consequence of the termination of employment (whether lawfully or unlawfully) or otherwise for any reason whatsoever insofar as those rights arise or may arise from the Participant ceasing to have rights or be entitled to receive any Shares or cash payment under the Plan pursuant to this Section 7.1.

7.2
Performance Criteria.  The PSUs granted to a Participant under an Award Agreement and Section 4.1 (and the related Dividend Equivalent PSUs) shall become Vested PSUs only upon the Committee’s determination with respect to the Performance Adjustment Factor in accordance with the Award Agreement applicable to such PSUs or have been waived in accordance with Section 4.1.7.

7.3
Vesting of RSUs.  Award RSUs shall Vest on the Vesting Date(s) specified in the Award Agreement for such Award RSUs, together with Dividend Equivalent Units granted in respect of such Award RSUs, in such proportion as is may be determined in accordance with such Award Agreement. Except where the context requires otherwise, each RSU which vests pursuant to Article 7 shall be referred to herein as a Vested RSU. RSUs which do not become Vested RSUs in accordance with this Article 7 shall be forfeited by the Participant and the Participant will have no further right, title or interest in such RSUs.  The Participant waives any and all right to compensation or damages in consequence of the termination of employment (whether lawfully or unlawfully) or otherwise for any reason whatsoever insofar as those rights arise or may arise from the Participant ceasing to have rights or be entitled to receive any Shares or cash payment under the Plan pursuant to this Section 7.3.

7.4
Payment in Shares.  In the event that a Participant’s Vested PSUs or Vested RSUs have been designated by the Committee as payable in Shares, the Participant or his legal representative, as applicable, shall receive a number of Shares equal to the number of Vested PSUs credited to the Participant’s Account as of the last day of such Performance Period and the number of Vested RSUs credited to the Participant’s Account on the Vesting Date thereof that have been designated for payment in Shares (rounded down to the nearest whole number of Shares).  The Shares shall be distributed to the Participant or his legal representative, as applicable, in a single transfer no later than six (6) months following the last day of the Performance Period (or, in the event of the Participant’s death, no later than six (6) months following the date of the Participant’s death).

7.5
Payment in Cash.  In the event that a Participant’s Vested PSUs or Vested RSUs have not been designated by the Committee as payable in Shares, the Participant or his legal representative, as applicable, shall receive a cash payment equal to: (i) in the case of PSUs, the Market Value determined as of the last day of the Performance Period multiplied by the number of Vested PSUs credited to his PSU Account as of the last day of such Performance Period, (rounded down to the nearest whole number of PSUs); and (ii) in the case of RSUs, the Market Value determined as of the Vesting Date of such RSUs multiplied by the number of Vested RSUs credited to his Account as of the Vesting Date (rounded down to the nearest whole number of PSUs).  Subject to Section 10.10, the cash payment shall be made to the Participant or his legal representative, as applicable, in a single lump sum no later than six (6) months following the last day of the Performance Period or Vesting Date, as applicable (or, in the event of the Participant’s death, no later than six (6) months following the date of the Participant’s death), less any applicable statutory withholdings or deductions.

7.6	Death, Period of Absence.

7.6.1
Death.  Where the employment of a Participant terminates during a Performance Period in the case of PSUs or prior to a Vesting Date in the case of RSUs by reason of the Participant’s death: (i) the PSUs credited to the Participant’s Account as at December 31 of the year immediately preceding the Participant’s date of death shall continue to be eligible to become Vested PSUs in accordance with Sections 7.1 and 7.2; and (ii) the RSUs credited to the Participant’s Account as at December 31 of the year immediately preceding the Participant’s date of death shall Vest as of the Participant`s date of death.  The Participant shall be entitled to receive in cash or in Shares (or a combination thereof), as specified by the Committee, a payment relating to such Vested PSUs and/or RSUs determined in accordance with Sections 7.4 or 7.5.  For greater clarity, the number of Vested PSUs used to calculate the value of the payment shall equal the number of Vested PSUs determined in accordance with Sections 7.1 and 7.2 as at December 31 of the year immediately preceding the Participant’s date of death.

7.6.2
Period of Absence.  In the event of a Participant’s Period of Absence during a Performance Period for PSUs or prior to a Vesting Date for RSUs and subject to this Section 7.6.2 and Section 7.6.4, PSUs and RSUs credited to the Participant’s Account immediately prior to the commencement of such Period of Absence (and any related Dividend Equivalent PSUs and RSUs) shall continue to be eligible to become Vested in accordance with the provisions of Sections 7.1 and 7.2 and the Participant shall be entitled to receive in cash or in Shares (or a combination thereof), as specified by the Committee in respect of such Vested PSUs and Vested RSUs determined in accordance with Section 7.4 or 7.5, as applicable, except that the number of Vested PSUs and Vested RSUs used to calculate the value of the payment shall equal the number of Vested PSUs or Vested RSUs, as applicable determined in accordance with Section 7.1 and 7.2 multiplied by a fraction, the numerator of which equals the number of whole and partial months in the Performance Period for which the Participant actively performed services for the Corporation or an Affiliate and the denominator of which equals the number of whole and partial months in the Performance Period; in the case of PSUs, or in the period from the Award Date to the Vesting Date of such RSUs.

7.6.3
For greater clarity, no additional PSUs or RSUs (whether pursuant to Section 4.1 or in the form of Dividend Equivalent Units) shall be granted to a Participant following his or her date of death or during his or her Period of Absence, including following his or her date of Disability.

7.6.4
Notwithstanding Section 7.6.2, where a Participant experiences a Period of Absence that extends beyond the end of a Performance Period for PSUs or a Vesting Date for RSUs and  fails to return to active full-time employment with the Corporation  or an Affiliate within one hundred and eighty (180) days following the end of such Performance Period or such Vesting Date, no portion of the PSUs subject to such Performance Period or RSUs that would otherwise Vest on such Vesting Date shall Vest and the Participant shall receive no payment or other compensation in respect of such PSUs or RSUs or loss thereof, on account of damages or otherwise.

7.7
Other Terminations of Employment.  In the event that, during a Performance Period with respect to PSUs or prior to a Vesting Date with respect to RSUs, (i) the Participant’s employment is terminated by the Corporation or an Affiliate of the Corporation for any reason, or (ii) a Participant voluntarily terminates his employment with the Corporation or an Affiliate of the Corporation, including due to retirement, no portion of the PSUs subject to such Performance Period or RSUs that would otherwise Vest on such Vesting Date shall Vest and the Participant shall receive no payment or other compensation in respect of such PSUs or RSUs or loss thereof, on account of damages or otherwise; provided that any Vested PSUs and Vested RSUs will be settled in accordance with Sections 7.4 and 7.5.

7.8
Change in Control.  Notwithstanding any other provision of the Plan, but subject to the terms of any Award Agreement or any employment agreement between the Participant and the Corporation or any Affiliate, in the event of a Change in Control, all PSUs and RSUs credited to each Account (including for greater certainty Dividend Equivalent Units) which have not become Vested PSUs or Vested RSUs, shall become Vested PSUs and Vested RSUs  on the basis of one (1) PSU becoming one (1) Vested PSU and one (1) RSU becoming one (1) Vested RSU, as at the time of Change in Control (unless otherwise determined by the Committee).  As soon as practicable following a Change in Control each Participant shall, at the discretion of the Committee, receive in cash or in Shares (or a combination thereof) a payment equal to the number of such Vested PSUs and Vested RSUs (as determined pursuant to this Section 7.7) credited to the Participant’s Account at the time of the Change in Control (rounded down to the nearest whole number of Vested PSUs and Vested RSUs) multiplied by the price at which the Shares are valued for the purpose of the transaction or series of transactions giving rise to the Change in Control, or if there is no such transaction or transactions at the Market Value on the date of the Change in Control, less any statutory withholdings or deductions. Notwithstanding the foregoing, where a Change in Control occurs and no Shares are distributed and no cash payments are made to a Participant within thirty (30) days following the Change in Control, the Corporation shall cease to have the discretion to provide the Participant with Shares and shall be required to pay (or cause an Affiliate to pay) to the Participant in respect of his Vested PSUs and Vested RSUs and Dividend Equivalent Units the amount determined in accordance with the cash payment formula set out above.

8.            CURRENCY

8.1	Currency. All references in the Plan to currency refer to lawful Canadian or United States currency as indicated.

9.            SHAREHOLDER RIGHTS

9.1
No Rights to Shares.  PSUs and RSUs are not Shares and neither the grant of PSUs or RSUs nor the fact that Shares may be acquired by, or provided from, the Corporation in satisfaction of Vested PSUs or Vested RSUs will entitle a Participant to any shareholder rights, including, without limitation, voting rights, dividend entitlement or rights on liquidation.

10.            ADMINISTRATION

10.1	Committee. Unless otherwise determined by the Board, the Plan shall be administered by the Committee.

10.2
Delegation and Administration.  The Committee may delegate to any one or more directors, officers or employees of the Corporation and/or its participating Affiliates such duties and powers relating to the Plan as it may see fit.  The Committee may, in its discretion, delegate such of its powers, rights and duties under the Plan, in whole or in part, to any committee or any one or more directors, officers or employees of the Corporation and/or its participating Affiliates as it may determine from time to time, on terms and conditions as it may determine, except the Committee shall not, and shall not be permitted to, delegate any such powers, rights or duties to the extent such delegation is not consistent with Applicable Law. .

10.3
Effects of Committee’s Decision.  Any interpretation, rule, regulation, determination or other act of the Committee hereunder shall be made in its sole discretion and shall be conclusively binding upon all persons.

10.4
Liability Limitation.  No member of the Committee, the Board or any officer, director or employee of the Corporation or any Affiliate shall be liable for any action or determination made in good faith pursuant to the Plan or any Award Agreement under the Plan. To the fullest extent permitted by law, the Corporation and its Affiliates shall indemnify and save harmless each person made, or threatened to be made, a party to any action or proceeding in respect of the Plan by reason of the fact that such person is or was a member of the Committee or the Board or is or was an officer, director or employee of the Corporation or an Affiliate.

10.5
Compliance with Laws and Policies.  The Corporation’s issuance of any PSUs and RSUs and its obligation to make any payments or discretion to provide any Shares hereunder is subject to compliance with Applicable Law.  Each Participant shall acknowledge and agree (and shall be conclusively deemed to have so acknowledged and agreed by participating in the Plan) that the Participant will, at all times, act in strict compliance with Applicable Law and all other laws and any policies of the Corporation applicable to the Participant in connection with the Plan including, without limitation, furnishing to the Corporation all information and undertakings as may be required to permit compliance with Applicable Law.  Such laws, regulations, rules and policies shall include, without limitation, those governing “insiders” or “reporting issuers” as those terms are construed for the purposes of Applicable Laws.

10.6
Withholdings.  So as to ensure that the Corporation or an Affiliate, as applicable, will be able to comply with the applicable provisions of any federal, provincial, state or local law relating to the withholding of tax or other required deductions, the Corporation, or an Affiliate may withhold or cause to be withheld from any amount payable to a Participant, either under this Plan, or otherwise, such amount, or may require the sale of such number of Shares, as may be necessary to permit the Corporation or the Affiliate, as applicable, to so comply.

10.7
No Additional Rights.  Neither designation of an employee as a Participant nor the establishment of an Award Value for or grant of any PSUs or RSUs to any Participant entitles any person to the establishment of an Award Value, grant, or any additional grant, as the case may be, of any PSUs or RSUs under the Plan.

10.8	Amendment, Termination. The Plan may be amended or terminated at any time by the Committee in whole or in part, provided that:

10.8.1
no amendment of the Plan shall, without the consent of the Participants affected by the amendment, or unless required by Applicable Law, adversely affect the rights accrued to such Participants with respect to PSUs or RSUs granted prior to the date of the amendment;

10.8.2	no amendment of the Plan shall be effective unless such amendment is approved by the Stock Exchange; and

10.8.3	approval by a majority of the votes cast by shareholders present and voting in person or by proxy at a meeting of shareholders of the Corporation shall be obtained for any:

10.8.3.1	amendment for which, under the requirements of the Stock Exchange or any applicable law, shareholder approval is required;

10.8.3.2	reduction of the purchase price of Shares issued or purchased to pay awards granted under the Plan or the cancellation and reissuance of awards under the Plan;

10.8.3.3	extension of the term of an award under the Plan beyond the original expiry date of the award;

10.8.3.4	any amendment to remove or exceed the insider participation limit set out in Section 6.4;

10.8.3.5	an increase to the maximum number of Shares issuable from treasury under the Plan;

10.8.3.6	amendments to eligible Participants that may permit the introduction or non-employee directors on a discretionary basis;

10.8.3.7	allowance of awards granted under the Plan to be transferable or assignable other than for estate settlement purposes; or

10.8.3.8	amendment to this Section 10.8.

10.9
Administration Costs.  The Corporation will be responsible for all costs relating to the administration of the Plan.  For greater certainty and unless otherwise determined by the Committee, a Participant shall be responsible for brokerage fees and other administration or transaction costs relating to the transfer, sale or other disposition of Shares on behalf of the Participant that have been previously distributed to or provided to the Participant pursuant to the Plan.

10.10
Compliance with Section 409A of the U.S. Internal Revenue Code.  Notwithstanding any provision in this Plan or an Award Agreement to the contrary, to the extent a Participant is subject to taxation under the U.S. Internal Revenue Code of 1986, as amended (the “U.S. Tax Code”), then any PSUs and RSUs awarded to such Participant shall be interpreted and administered so that any amount payable with respect to such awards shall be paid in a manner that is either exempt from or compliant with the requirements of Section 409A of the U.S. Tax Code and the applicable regulatory and other guidance issued thereunder (“Section 409A”).  In furtherance of the foregoing, and notwithstanding Section 7.4 or 7.5 to the contrary, if any PSU or RSU awarded under this Plan would constitute non-exempt “deferred compensation” for purposes of Section 409A, then payment shall be made to the Participant or his legal representative, as applicable, in a single lump sum, less any applicable statutory withholdings or deductions, either (1) during the immediately following calendar year if the last day of the Performance Period or the Vesting Date, as applicable, is December 31, or (2) if (1) does not apply, no later than 90 days following the last day of the Performance Period or Vesting Date, as applicable (or, in the event of the Participant’s death, no later than 90 days following the date of the Participant’s death), provided that the Participant does not have a right to designate the year of the payment.  Neither the Committee, the Corporation nor its directors, officers or employees make any representations or warranties regarding the tax treatment of any payments under the Plan and none of them shall be held liable for any taxes, interest, penalties or other monetary amounts owed by a Participant as a result of the application of Section 409A.

11.            ASSIGNMENT

11.1	Assignment. The assignment or transfer of the PSUs or RSUs, or any other benefits under this Plan, shall not be permitted, other than by operation of law.